Exhibit 5.1

WYRICK ROBBINS YATES & PONTON LLP

Attorneys at Law

The Summit

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607-7506

July 2, 2015

Aytu BioScience, Inc.

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 filed on or about the date hereof by Aytu BioScience, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 10,000,000 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”). We understand the Shares are to be issued pursuant to the Company’s 2015 Stock Option and Incentive Plan.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof. As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, in connection with the sale of the Shares.

It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, the Shares when issued in the manner referred to in the Registration Statement and in accordance with the Plan, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

This opinion is limited to the laws of the State of Delaware and no opinion is expressed as to the laws of any other jurisdiction. This opinion does not extend to compliance with federal or state securities laws relating to the offer or sale of the Shares.

This opinion is intended for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Wyrick Robbins Yates & Ponton LLP